UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2014

EQM Technologies & Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54750	20-5754991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Carillon Boulevard, Cincinnati, Ohio		45140
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 825-7500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On January 21, 2014, EQM Technologies & Energy, Inc. (the “Company”) announced that it has entered into a memorandum of understanding (the “MOU”) with Sullivan International Group, Inc. (“Sullivan”) regarding a potential merger of the Company and Sullivan.

Sullivan, headquartered in San Diego, CA, is a privately-held professional services firm providing applied science, environmental, and technology services to the commercial and government sectors.

The MOU, which is non-binding and subject to the satisfactory completion of a mutual due diligence review, provides that the Company and Sullivan will negotiate and enter into a merger agreement pursuant to which Sullivan would merge with and into a subsidiary of the Company.  For the trailing 12 months as of September 30, 2013, the Company and Sullivan generated approximately $100 million in combined revenues.  In the merger, Sullivan’s stockholders would receive approximately $2 million in cash and 16 million shares of the Company’s common stock, which amounts may be adjusted based on the parties’ due diligence review and the Company’s expected debt level following the merger.  Upon completion of the merger, Sullivan’s CEO Steve Sullivan would become President and a director of the Company.

The obligations of the parties to complete the merger under the terms of the merger agreement would be subject to various conditions, including but not limited to a condition that the Company raise at least $10 million in net proceeds in a PIPE or public offering of its common stock, that the Company and Sullivan receive all required approvals in connection with the merger and the financing and the drafting and execution of definitive transaction documents.  The parties plan to work together to complete the financing on or before June 30, 2014.  There can be no assurance that the parties will enter into a merger agreement or will be able to complete the financing or the merger.

The MOU contains a binding exclusivity provision in which Sullivan has agreed that for 180 days it will not enter into another agreement with a third party with respect to the acquisition or sale of Sullivan or a material part of its assets, or engage in any related discussions with a third party.  This exclusivity provision will be extended automatically for an additional 180 days if the Company enters into a letter of intent or similar agreement with an underwriter or placement agent with respect to the financing.

Notwithstanding the above, the MOU does not preclude the Company from continuing to pursue or close other potential acquisition candidates.

On January 21, 2014, the Company issued a press release announcing its entry into the MOU.  A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press release dated January 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2014	EQM Technologies & Energy, Inc.

	By:	/s/ Robert R. Galvin
Robert R. Galvin Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 21, 2014.